Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS ADJUSTED EARNINGS PER SHARE GROWTH OF 20% FOR THE FOURTH QUARTER AND 18% FOR THE FULL YEAR OF 2012

ADJUSTED EPS OF $0.55 FOR THE QUARTER AND $1.22 FOR THE YEAR;

REVENUE UP 14% FOR THE QUARTER AND 10% FOR THE YEAR

Los Angeles, CA — February 6, 2013 — CBRE Group, Inc. (NYSE:CBG) today reported strong increases in revenue and earnings per share for the fourth quarter and year ended December 31, 2012.

Fourth-Quarter 2012 Results

•                  Revenue for the quarter was $2.0 billion, up 14% from $1.8 billion in the fourth quarter of 2011.

•                  Excluding selected charges(1), net income(2) was $181.9 million, or $0.55 per diluted share, for the current quarter, up 22% and 20%, respectively, from $149.3 million, or $0.46 per diluted share, in the fourth quarter of 2011. For the current quarter, selected charges (net of income taxes), which primarily related to the acquisition of the ING REIM businesses (completed in 2011), totaled $8.9 million. For the same period in 2011, selected charges totaled $69.5 million.

•                  On a U.S. GAAP basis, net income was $173.0 million, or $0.53 per diluted share, for the fourth quarter of 2012, up 117% and 112%, respectively, from $79.8 million, or $0.25 per diluted share, for the prior-year fourth quarter.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) increased 12% to $351.7 million for the fourth quarter of 2012 from $314.9 million a year earlier. EBITDA(3) (including selected charges) was $345.7 million for the fourth quarter of 2012, an increase of 47% from $235.1 million for the same period last year. For the current quarter, selected charges were related to the aforementioned acquisition of the ING REIM businesses.

•                  Foreign currency translation did not have a significant impact on results in the current quarter.

Full-Year 2012 Results

•                  Revenue for full-year 2012 rose to $6.5 billion, an increase of 10% (12% in local currency) from $5.9 billion in 2011.  The 2012 revenue was the highest ever reported by CBRE.

•                  Excluding selected charges, net income for 2012 was $399.4 million, or $1.22 per diluted share, up 19% and 18%, respectively, from $334.5 million, or $1.03 per diluted share in 2011. Selected charges (net of income taxes), which primarily related to the acquisition of the ING REIM businesses, cost containment expenses and the impairment of assets, totaled $83.8 million for full-year 2012 and $95.3 million for the same period in 2011.

•                  On a U.S. GAAP basis, net income was $315.6 million, or $0.97 per diluted share, for 2012, up 32% and 31%, respectively, from $239.2 million, or $0.74 per diluted share, for 2011.

•                  Excluding selected charges, EBITDA totaled $918.4 million for 2012, up 14% from $802.6 million a year earlier. EBITDA (including selected charges) rose 24% to $861.6 million for 2012, compared with $693.3 million for 2011.  For 2012, selected charges were primarily related to the acquisition of the ING REIM businesses and cost containment expenses.

Management Commentary

“We are very pleased with our strong finish to 2012,” said Robert Sulentic, president and chief executive officer of CBRE. “Despite continued fiscal and economic uncertainty, all of our global operating regions delivered solid top-line growth in the fourth quarter. This growth was paced by the Americas, which benefited from particularly strong performance in our capital markets businesses. Following a sluggish third quarter, activity globally improved across all business lines in the fourth quarter. This continues a pattern of fluctuating market sentiment that has prevailed throughout the slow-paced recovery.”

For 2012 as a whole, CBRE recorded the highest total revenue in its history and its highest earnings and normalized EBITDA since 2007. Reflecting on 2012 results, Mr. Sulentic said: “Our continued success in a cautious macro environment is a testament to the strength and diversity of our geographic footprint and broad product offering, our brand, and the ability of our professionals to work collaboratively to create value for our clients. We believe these qualities position CBRE very well to drive continued profitable growth, and enable us to invest prudently in our business.”

CBRE’s capital markets businesses — property sales and commercial mortgage brokerage — were top performers in the fourth quarter.  Global property sales revenue rose 22% as the Company completed single-asset and portfolio sales valued at more than $1 billion in the following markets: Berlin/Frankfurt, Moscow, New York, Seattle and Silicon Valley.  Sales activity was especially strong in the Americas, rising 32%. Despite Europe’s weakening economic growth and continued financial stresses, property sales in EMEA rose 13%, aided by robust performance in the UK. Commercial mortgage brokerage, predominantly a U.S. business, saw revenue improve 38% for the quarter, as loan origination activity remained strong. For the full year, total mortgage activity (loan originations and sales) climbed to $22.5 billion.

Notwithstanding soft market conditions, leasing revenue rose 5% globally during the quarter, bringing full-year 2012 revenue for this business in line with the 2011 leasing revenue total. This fourth quarter performance was driven by the Americas and Asia Pacific.

Outsourcing also grew significantly during the quarter, with revenue rising 13% globally. All three global regions posted double-digit revenue increases. In Global Corporate Services, 61 long-term contracts were signed during the quarter, and CBRE continued to aggressively expand its scope of services for existing clients: 21 of these 61 contracts were expansions — a new Company record.

Revenue from global investment management rose 18% for the quarter, while adjusted EBITDA improved 48%. CBRE continues to see benefits from the integration of the ING REIM businesses acquired in 2011, which added higher margin revenue streams that are recurring in nature to the Company’s business mix. The current quarter benefited from higher incentive fees and a full quarter of contribution from the ING REIM Europe business.

Geographically, the Americas was CBRE’s best-performing region during the fourth quarter. The strength of the Company’s Americas capital markets businesses — coupled with its leading position in central business districts across the region — led to a 16% overall revenue increase. All business lines in the Americas posted double-digit percentage gains, except leasing, which still posted solid growth of 7%.  EMEA and Asia Pacific both posted 7% overall revenue increases for the quarter, with outsourcing providing the strongest gains in both regions. As noted, property sales also showed strong growth in EMEA, while Asia Pacific benefited from solid growth in the valuation and leasing business lines.

Fourth-Quarter 2012 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 16% to $1.2 billion, compared with $1.1 billion for the fourth quarter of 2011.

•                  EBITDA rose 40% to $199.3 million from $142.5 million for the prior-year fourth quarter. Excluding selected charges incurred in 2011, EBITDA improved 26%.

•                  Operating income rose 43% to $169.8 million compared with $119.1 million in last year’s fourth quarter.  Prior-period operating income was impacted by $15.6 million of cost containment expenses.

EMEA Region (primarily Europe)

•                  Revenue rose 7% to $357.5 million, compared with $334.6 million in the fourth quarter of 2011.  The increase was primarily driven by improved performance in the United Kingdom, particularly in property sales.

•                  EBITDA rose 28% to $53.8 million from $42.1 million for the prior-year fourth quarter. Excluding selected charges incurred in 2011, EBITDA rose 1%.

•                  Operating income rose 15% to $45.0 million compared with $39.0 million in last year’s fourth quarter.  Prior-period operating income was impacted by $11.1 million of cost containment expenses.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $248.8 million, an increase of 7% from $231.7 million in the fourth quarter of 2011.  This increase reflects improved performance in several countries, particularly Australia and Singapore.

•                  EBITDA rose 26% to $38.6 million from $30.5 million for the prior-year fourth quarter. Excluding selected charges incurred in 2011, EBITDA rose 10%.

•                  Operating income rose 32% to $36.0 million compared with $27.3 million in last year’s fourth quarter.  Prior-period operating income was impacted by $4.4 million of cost containment expenses.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                  Revenue rose 18% to $123.4 million from $104.8 million in the fourth quarter of 2011, largely driven by higher asset management and incentive fees. The fourth quarter of 2012 included an additional month of contribution from ING REIM Europe.

•                  EBITDA improved to $18.4 million from an EBITDA loss of $29.4 million in the fourth quarter of 2011. Excluding selected charges, EBITDA rose 48% to $24.4 million from $16.5 million in the prior-year fourth quarter.

•                  Operating income improved to $7.3 million, compared with an operating loss of $41.4 million for the fourth quarter of 2011.  Current-period and prior-period operating income was affected by $5.9 million and $45.0 million, respectively, of expenses related to the acquisition of ING REIM.

•                  Assets under management totaled $92.0 billion at year-end 2012, up 2% from the third quarter of 2012, but down 2% from year-end 2011.  The decrease from 2011 was driven, in part, by a non-traded REIT’s decision to internalize its management, as reported in the second quarter of 2012, while the gain over the third quarter reflected increased values and favorable foreign currency effects.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue rose 35% to $28.4 million compared with $21.1 million for the fourth quarter of 2011.

•                  Operating loss narrowed to $25.3 million, from $27.3 million for the fourth quarter of 2011.

•                  EBITDA was $35.6 million in the current-year period, compared with $49.4 million for the same period in 2011. The weaker results reflect higher gains on the sale of properties in the fourth quarter of 2011, the majority of which was reported as equity income from unconsolidated subsidiaries and income from discontinued operations. These gains were partially offset by non-controlling interests activity. Equity income from unconsolidated subsidiaries, income from discontinued operations and activity associated with non-controlling interests are all included in the calculation of EBITDA, but not in revenue or operating income.

•                  Development projects in process totaled $4.2 billion, down $0.4 billion from the third quarter of 2012 and $0.7 billion from year-end 2011.  The inventory of pipeline deals totaled $2.1 billion, up $0.2 billion from the third quarter of 2012 and $0.9 billion from year-end 2011.

2013 Outlook

“As the market enters its fourth year of a slow recovery, we expect conditions to continue to improve gradually, tracking the performance of the global economy,” Mr. Sulentic said.  “We are encouraged by positive underlying trends in the U.S. economy — and thus expect the Americas to remain the biggest near-term catalyst for our growth. We also expect to benefit from the recent strengthening in China, and the easing of credit-market tensions in Europe. However, fiscal and economic uncertainties remain high, particularly in Europe, and the overall pace of the recovery continues to be subpar.

“Assuming the global economy plays out as anticipated, we expect to drive solid revenue and earnings increases in 2013. Further, we should see some margin expansion, even as we make greater investments in our people and platform that will enhance our competitive position and bolster long-term, profitable growth.”

In light of the foregoing, CBRE expects to generate earnings per share, as adjusted, in the range of $1.40 to $1.45 for full-year 2013.

Conference Call Details

The Company’s fourth-quarter earnings conference call will be held on Wednesday, February 6, 2013 at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9960 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on February 6, 2013, and ending at midnight Eastern Time on February 12, 2013. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 280622.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2012 revenue).  The Company has approximately 37,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of the European sovereign debt crisis and U.S. fiscal issues; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; continued growth in trends toward use of outsourced real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense resulting from completed acquisitions; maintaining our effective tax rate; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2011, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions, amortization expense related to incentive fees and customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions, cost containment expenses and the write-down of impaired assets, including a non-amortizable intangible asset.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense,  income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$2,005,846	$1,763,625	$6,514,099	$5,905,411
Costs and expenses:
Cost of services	1,131,570	1,008,946	3,742,514	3,457,130
Operating, administrative and other	597,453	603,647	2,002,914	1,882,666
Depreciation and amortization	44,750	35,848	169,645	115,719
Non-amortizable intangible asset impairment	—	—	19,826	—
Total costs and expenses	1,773,773	1,648,441	5,934,899	5,455,515
Gain on disposition of real estate	650	1,372	5,881	12,966
Operating income	232,723	116,556	585,081	462,862
Equity income from unconsolidated subsidiaries	40,859	65,815	60,729	104,776
Other income	6,458	8,515	11,093	2,706
Interest income	1,860	2,380	7,643	9,443
Interest expense	43,025	43,235	175,068	150,249
Income from continuing operations before provision for income taxes	238,875	150,031	489,478	429,538
Provision for income taxes	82,969	72,071	185,322	189,103
Income from continuing operations	155,906	77,960	304,156	240,435
Income from discontinued operations, net of income taxes	631	32,979	631	49,890
Net income	156,537	110,939	304,787	290,325
Less: Net (loss) income attributable to non-controlling interests	(16,461)	31,176	(10,768)	51,163
Net income attributable to CBRE Group, Inc.	$172,998	$79,763	$315,555	$239,162

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.52	$0.23	$0.97	$0.73
Income from discontinued operations attributable to CBRE Group, Inc.	0.01	0.02	0.01	0.02
Net income attributable CBRE Group, Inc.	$0.53	$0.25	$0.98	$0.75
Weighted average shares outstanding for basic income per share	325,372,928	320,638,316	322,315,576	318,454,191
Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.52	$0.23	$0.96	$0.72
Income from discontinued operations attributable to CBRE Group, Inc.	0.01	0.02	0.01	0.02
Net income attributable to CBRE Group, Inc.	$0.53	$0.25	$0.97	$0.74
Weighted average shares outstanding for diluted income per share	329,012,910	324,117,111	327,044,145	323,723,755
EBITDA (1)	$345,730	$235,130	$861,621	$693,261

(1) Includes EBITDA related to discontinued operations of $5.6 million and $12.2 million for the three months ended December 31, 2012 and 2011, respectively, and $5.6 million and $14.1 million for the twelve months ended December 31, 2012 and 2011, respectively.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Americas
Revenue	$1,247,703	$1,071,525	$4,103,602	$3,673,681
Costs and expenses:
Cost of services	788,867	681,129	2,607,029	2,325,964
Operating, administrative and other	264,793	252,604	929,950	898,675
Depreciation and amortization	24,286	18,721	82,841	62,238
Operating income	$169,757	$119,071	$483,782	$386,804
EBITDA	$199,345	$142,508	$578,649	$462,167

EMEA
Revenue	$357,451	$334,555	$1,031,818	$1,076,568
Costs and expenses:
Cost of services	198,012	185,890	624,498	638,351
Operating, administrative and other	109,945	106,474	358,696	351,304
Depreciation and amortization	4,524	3,239	14,198	10,945
Non-amortizable intangible asset impairment	—	—	19,826	—
Operating income	$44,970	$38,952	$14,600	$75,968
EBITDA	$53,792	$42,057	$54,299	$87,527

Asia Pacific
Revenue	$248,845	$231,653	$817,241	$788,754
Costs and expenses:
Cost of services	144,691	141,927	510,987	492,815
Operating, administrative and other	65,125	59,747	224,558	212,548
Depreciation and amortization	3,017	2,704	11,475	9,654
Operating income	$36,012	$27,275	$70,221	$73,737
EBITDA	$38,583	$30,530	$80,630	$82,226

Global Investment Management
Revenue	$123,409	$104,763	$482,589	$290,065
Costs and expenses:
Operating, administrative and other	104,640	137,852	387,592	313,120
Depreciation and amortization	11,487	8,324	51,290	21,271
Gain on disposition of real estate	—	—	—	345
Operating income (loss)	$7,282	$(41,413)	$43,707	$(43,981)
EBITDA(1)	$18,434	$(29,386)	$96,359	$(14,772)

Development Services
Revenue	$28,438	$21,129	$78,849	$76,343
Costs and expenses:
Operating, administrative and other	52,950	46,970	102,118	107,019
Depreciation and amortization	1,436	2,860	9,841	11,611
Gain on disposition of real estate	650	1,372	5,881	12,621
Operating loss	$(25,298)	$(27,329)	$(27,229)	$(29,666)
EBITDA(2)	$35,576	$49,421	$51,684	$76,113

(1)         Includes EBITDA related to discontinued operations of $0.5 million and $2.1 for the three months ended December 31, 2012 and 2011, respectively and $0.5 million and $4.0 million for the twelve months ended December 31, 2012 and 2011, respectively.

(2)         Includes EBITDA related to discontinued operations of $5.1 million and $10.1 million for the three months ended December 31, 2012 and 2011, respectively and $5.1 million and $10.1 million for the twelve months ended December 31, 2012 and 2011, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income attributable to CBRE Group, Inc.	$172,998	$79,763	$315,555	$239,162
Integration and other costs related to acquisitions, net of tax	4,473	42,863	29,891	59,632
Amortization expense related to ING REIM and TCC incentive fees and customer relationships acquired, net of tax	4,437	3,868	25,421	9,396
Non-amortizable intangible asset impairment, net of tax	—	—	15,018	—
Cost containment expenses, net of tax	—	20,559	13,521	20,559
Write-down of impaired assets, net of tax	—	2,216	—	5,748
Net income attributable to CBRE Group, Inc., as adjusted	$181,908	$149,269	$399,406	$334,497

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.55	$0.46	$1.22	$1.03

Weighted average shares outstanding for diluted income per share	329,012,910	324,117,111	327,044,145	323,723,755

EBITDA and EBITDA, as adjusted for selected charges are calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income attributable to CBRE Group, Inc.	$172,998	$79,763	$315,555	$239,162
Add:
Depreciation and amortization(1)	46,010	36,534	170,905	116,930
Non-amortizable intangible asset impairment	—	—	19,826	—
Interest expense(2)	44,606	45,130	176,649	153,497
Provision for income taxes(3)	83,980	76,083	186,333	193,115
Less:
Interest income	1,864	2,380	7,647	9,443

EBITDA(4)	$345,730	$235,130	$861,621	$693,261

Adjustments:
Integration and other costs related to acquisitions	5,927	45,084	39,240	68,788
Cost containment expenses	—	31,139	17,578	31,139
Write-down of impaired assets	—	3,558	—	9,447

EBITDA, as adjusted (4)	$351,657	$314,911	$918,439	$802,635

(1)         Includes depreciation and amortization expense related to discontinued operations of $1.3 million and $0.7 million for the three months ended December 31, 2012 and 2011, respectively and $1.3 million and $1.2 million for the twelve months ended December 31, 2012 and 2011, respectively.

(2)         Includes interest expense related to discontinued operations of $1.6 million and $1.9 million for the three months ended December 31, 2012 and 2011, respectively and $1.6 million and $3.2 million for the twelve months ended December 31, 2012 and 2011, respectively.

(3)         Includes provision for income taxes related to discontinued operations of $1.0 million and $4.0 million for the three months ended December 31, 2012 and 2011, respectively and $1.0 million and $4.0 million for the twelve months ended December 31, 2012 and 2011, respectively.

(4)         Includes EBITDA related to discontinued operations of $5.6 million and $12.2 million for the three months ended December 31, 2012 and 2011, respectively and $5.6 million and $14.1 million for the twelve months ended December 31, 2012 and 2011, respectively.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Americas
Net income attributable to CBRE Group, Inc.	$124,679	$45,675	$267,313	$182,107
Add:
Depreciation and amortization	24,286	18,721	82,841	62,238
Interest expense	18,266	37,147	124,633	118,916
Royalty and management service income	(11,435)	(9,026)	(32,214)	(29,729)
Provision for income taxes	44,634	53,280	140,634	136,803
Less:
Interest income	1,085	3,289	4,558	8,168
EBITDA	$199,345	$142,508	$578,649	$462,167
Integration and other costs related to acquisitions	—	10	—	126
Cost containment expenses	—	15,646	—	15,646
EBITDA, as adjusted	$199,345	$158,164	$578,649	$477,939

EMEA
Net income attributable to CBRE Group, Inc.	$28,802	$22,834	$9,846	$37,155
Add:
Depreciation and amortization	4,524	3,239	14,198	10,945
Non-amortizable intangible asset impairment	—	—	19,826	—
Interest expense	2,414	1,446	9,152	1,633
Royalty and management service expense	3,688	4,482	12,654	14,142
Provision for income taxes	18,509	12,785	7,170	27,253
Less:
Interest income	4,145	2,729	18,547	3,601
EBITDA	$53,792	$42,057	$54,299	$87,527
Cost containment expenses	—	11,089	15,331	11,089
EBITDA, as adjusted	$53,792	$53,146	$69,630	$98,616

Asia Pacific
Net income attributable to CBRE Group, Inc.	$17,370	$17,143	$35,040	$32,815
Add:
Depreciation and amortization	3,017	2,704	11,475	9,654
Interest expense	1,453	911	4,641	3,535
Royalty and management service expense	3,688	4,352	15,388	14,666
Provision for income taxes	13,187	5,552	14,840	22,637
Less:
Interest income	132	132	754	1,081
EBITDA	$38,583	$30,530	$80,630	$82,226
Cost containment expenses	—	4,404	2,247	4,404
Integration and other costs related to acquisitions	—	36	—	1,932
EBITDA, as adjusted	$38,583	$34,970	$82,877	$88,562

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Global Investment Management
Net loss attributable to CBRE Group, Inc.	$(16,829)	$(32,689)	$(14,872)	$(44,938)
Add:
Depreciation and amortization(1)	11,754	8,952	51,557	22,424
Interest expense(2)	23,837	6,706	44,818	20,892
Royalty and management service expense	4,059	192	4,172	921
(Benefit of) provision for income taxes	(4,106)	(12,181)	11,805	(13,404)
Less:
Interest income	281	366	1,121	667
EBITDA(3)	$18,434	$(29,386)	$96,359	$(14,772)
Integration and other costs related to acquisitions	5,927	45,038	39,240	66,730
Write-down of impaired assets	—	846	—	5,301
EBITDA, as adjusted(3)	$24,361	$16,498	$135,599	$57,259

Development Services
Net income attributable to CBRE Group, Inc.	$18,976	$26,800	$18,228	$32,023
Add:
Depreciation and amortization(4)	2,429	2,918	10,834	11,669
Interest expense(5)	2,686	3,183	11,288	12,784
Provision for income taxes(6)	11,756	16,647	11,884	19,826
Less:
Interest income	271	127	550	189
EBITDA(7)	$35,576	$49,421	$51,684	$76,113
Write-down of impaired assets	—	2,712	—	4,146
EBITDA, as adjusted(7)	$35,576	$52,133	$51,684	$80,259

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.3 million and $0.6 million for the three months ended December 31, 2012 and 2011, respectively and $0.3 million and $1.2 million twelve months ended December 31, 2012 and 2011, respectively.

(2)         Includes interest expense related to discontinued operations of $0.2 million and $1.5 million for the three months ended December 31, 2012 and 2011, respectively and $0.2 million and $2.8 million for the twelve months ended December 31, 2012 and 2011, respectively.

(3)         Includes EBITDA related to discontinued operations of $0.5 million and $2.1 million for the three months ended December 31, 2012 and 2011, respectively and $0.5 million and $4.0 million for the twelve months ended December 31, 2012 and 2011, respectively.

(4)         Includes depreciation and amortization expense related to discontinued operations of $1.0 million and $0.1 million for the three months ended December 31, 2012 and 2011, respectively and $1.0 million and $0.1 million for the twelve months ended December 31, 2012 and 2011, respectively.

(5)         Includes interest expense related to discontinued operations of $1.4 million and $0.4 million for the three months ended December 31, 2012 and 2011, respectively and $1.4 million and $0.4 million for the twelve months ended December 31, 2012 and 2011, respectively.

(6)         Includes provision for income taxes related to discontinued operations of $1.0 million and $4.0 million for the three months ended December 31, 2012 and 2011, respectively and $1.0 million and $4.0 million for the twelve months ended December 31, 2012 and 2011, respectively.

(7)         Includes EBITDA related to discontinued operations of $5.1 million and $10.1 million for the three months ended December 31, 2012 and 2011, respectively and $5.1 million and $10.1 million for the twelve months ended December 31, 2012 and 2011, respectively.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents (1)	$1,089,297	$1,093,182
Restricted cash	73,676	67,138
Receivables, net	1,262,823	1,135,371
Warehouse receivables (2)	1,048,340	720,061
Real estate assets (3)	392,860	464,468
Goodwill and other intangibles, net	2,676,395	2,622,732
Investments in and advances to unconsolidated subsidiaries	206,798	166,832
Other assets, net	1,059,353	949,359
Total assets	$7,809,542	$7,219,143

Liabilities:
Current liabilities, excluding debt	$1,663,022	$1,688,034
Warehouse lines of credit (2)	1,026,381	713,362
Revolving credit facility	72,964	44,825
Senior secured term loans	1,627,746	1,683,561
Senior subordinated notes, net	440,523	439,016
Senior notes	350,000	350,000
Other debt	9,352	125
Notes payable on real estate (4)	326,012	372,912
Other long-term liabilities	611,730	510,145
Total liabilities	6,127,730	5,801,980

CBRE Group, Inc. stockholders’ equity	1,539,211	1,151,481
Non-controlling interests	142,601	265,682
Total equity	1,681,812	1,417,163
Total liabilities and equity	$7,809,542	$7,219,143

(1)         Includes $94.6 million and $208.1 million of cash in consolidated funds and other entities not available for Company use at December 31, 2012 and December 31, 2011, respectively.

(2)         Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)         Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)         Represents notes payable on real estate of which $13.9 million and $13.6 million are recourse to the Company as of December 31, 2012 and December 31, 2011, respectively.